Exhibit 11

                 Statement Re Computation of Per Share Earnings
                  (In thousands, except for per share amounts)

                                                          Year Ended December 31,
                                                   -------------------------------------
                                                       1995         1996         1997
                                                   ---------   ----------    ----------
Income (loss) from continuing operations           $ 11,357    $ (33,028)      $ 1,245
Discontinued operations                              (2,137)      (5,528)           --
                                                   --------    ---------     ---------
Net income (loss)                                   $ 9,220    $ (38,556)      $ 1,245
                                                   =========   ==========    ==========
Weighted average number of common shares
     outstanding - Basic:                             9,707       10,681        11,353
     Dilutive effect of stock options and warrants      755           -- (a)       252
                                                   --------    ---------     ---------
Weighted average number of common shares
     outstanding - Diluted:                          10,462       10,681        11,605
                                                   =========   ==========    ==========
Basic income (loss) per share:
     Continuing operations                           $ 1.17      $ (3.09)       $ 0.11
     Discontinued operations                          (0.22)       (0.52)           --
                                                   --------    ---------     ---------
     Basic income (loss) per share:                  $ 0.95      $ (3.61)       $ 0.11
                                                   =========   ==========    ==========
Diluted income (loss) per share:
     Continuing operations                           $ 1.09      $ (3.09)       $ 0.11
     Discontinued operations                          (0.20)       (0.52)           --
                                                   --------    ---------     ---------
     Diluted income (loss) per share:                $ 0.89      $ (3.61)       $ 0.11
                                                   =========   ==========    ==========

(a) For the year ended December 31, 1996, the assumed exercise of stock options and warrants has not been included in the calculation as they would be anti-dilutive in the loss per share.